As filed with the U.S. Securities and Exchange Commission on January 3, 2008

Commission File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNAMIC RESPONSE GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	52-2369185
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4770 Biscayne Boulevard, Suite 1400, Miami, Florida 33137

(Address of Principal Executive Offices) (Zip Code)

2008 Directors, Officers, Employees and Consultants Stock Compensation Plan

(Full title of the plan)

Melissa K. Rice, Chief Executive Officer

Dynamic Response Group, Inc.

4770 Biscayne Blvd, Suite 1400

Miami, Florida 33137

Phone: 305-576-6889 Fax: 305-576-6997

(Name, address and telephone number of agent for service)

Copies to:

Jackson L. Morris, Esq.

3116 W. North A Street

Tampa, FL 33609-1544

Telephone: 813-874-8854 Facsimile: 800-310-1695

e-mail: jackson.morris@rule144solution.com

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	5,000,000	$0.075	$375,000	$14.74

(1)	In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan(s) described herein.
(2)	Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is calculated on the closing average of the bid and asked price of the common stock as of January 3, 2008.

Part I

INFORMATION REQUIRED IN A SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

(a) General Plan Information

(1) The title of the plan is “2008 Directors, Officers, Employees and Consultants Stock Compensation Plan” and the common stock of Dynamic Response Group will be offered pursuant to the plan.

(2) The nature and purpose of the plan is to enable Dynamic Response Group to pay compensation to directors, officers and consultants in shares of its common stock instead of in cash. The plan will continue until all of the shares registered for issuance under the plan have been issued, or the plan is earlier terminated by the board of directors, which may also modify the plan with respect to shares to be issued in the future.

(3) The plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

(4) Participants may obtain additional information about the plan from Melissa K. Rice, Chief Executive Officer of Dynamic Response Group, 4770 Biscayne Boulevard, Suite 1400, Miami, Florida 33137, whose telephone number at that address is 305-576-6889. The plan does not have an administrator who acts as a trustee or a manager of the plans assets.

(b) Securities to be Offered

(1) Common stock, $0.001 par value per share; 5,000,000 shares to be offered.

(2) The common stock is registered under Section 12(g) of the Securities Exchange Act of 1934.

(c) Employees Who May Participate in the Plan

The “employees” who may participate in the plan are directors, officers, employees and consultants (business, professional, insurance and other), as determined by management on a case-by-case basis.

(d) Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

(1) Participating employees may elect to participate in the purchase of common stock under the plan after being offered the option of receiving the shares of common stock in lieu of cash compensation. The price at which the common stock is sold pursuant to the plan will be determined from the average of the (i) closing bid and asked quotations for the common stock in the primarily quotation medium or (ii) closing prices in the principal market in which the common stock is traded for the five business days preceding the issue of common stock to individual plan participants. Participating employees may elect to receive all of accrued compensation in shares of common stock pursuant to the plan, limited by the total number of shares subject to the plan.

(2) Participating employees will pay for the common stock with services rendered pursuant to their respective employment agreements (for directors and officers) or consulting contracts (for consultants).

(3) Employee contributions are not required by the plan.

(4) Not applicable.

(5) No reports will be made to participating employees, because they will not maintain accounts.

(6) The common stock will be issued by Dynamic Response Group. No fees, commissions or charges will be paid in connection with the issuances.

(e) Resale Restrictions

Common stock issued pursuant to the plan is not subject to any resale restrictions as a consequence of the plan.

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(f) Tax Effects of Plan Participation

Participating employees will incur taxable income with respect to their receipt of common stock pursuant to the plan. The common stock will be valued in relation to the value of services rendered or the average bid and asked or closing price used as the basis for the stock issue. The plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986.

(g) Investment of Funds

No funds will be invested on behalf of participating employees.

(h) Withdrawal from the Plan; Assignment of Interest

Not applicable

(i) Forfeiture and Penalties

Not applicable

(j) Charges and Deductions and Liens Therefor

Not applicable

Item 2.	Registrant Information and Employee Plan Annual Information.

Dynamic Response Group will provide a written statement to participating employees advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of the registration statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. The statement also will indicate the availability without charge, upon written or oral request, of other documents required to be delivered to participating employees pursuant to Rule 428(b) (§230.428(b)). The statement may be obtained from the person, at the address and telephone number stated in Item 1(a)(4).

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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into this registration Statement and made a part hereof:

(a) 10SB filed on February 13, 2007 and amended on May 11, 2007.

(b) The Registrant’s reports on Form 8-K filed April 27, May 5 and November 13, 2007.

(c) The Registrant’s Form 10-QSB for the period ended March 31, 2007, filed May 8, 2007 and all amendments thereto.

(d) The Registrant’s Form 10-QSB for the period ended June 30, 2007, filed August 14, 2007 and all amendments thereto.

(e) The Registrant’s Form 10-QSB for the period ended September 30, 2007, filed November 14, 2007 and all amendments thereto.

(f) All other reports which may be filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal years ended December 31, 2006.

(h) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The common stock is registered under Section 12(g) of the Securities Exchange Act of 1934.

Item 5.	Interests of Named Experts and Counsel.

No expert for or counsel to Dynamic Response Group has or will have any contingent compensation from, interest in or connection with Dynamic Response Group.

Item 6.	Indemnification of Directors and Officers.

We have the authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. Our Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law.

We have not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this Registration Statement and incorporated herein:

Exhibit Number	Description
5	Opinion of Jackson L. Morris, Attorney at Law

23.1	Consent of Jackson L. Morris, Attorney at Law, included in Exhibit 5

23.2	Consent of Jewett, Schwartz, Wolfe & Associates

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the date specified below.

Dated: January 3, 2008

DYNAMIC RESPONSE GROUP RESPONSE GROUP, INC.

By:	/s/ Melissa K. Rice
Melissa K. Rice, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated

Dated: January 3, 2008

/s/ Melissa K. Rice
Melissa K. Rice
Principal Executive Officer and Director

Dated: January 3, 2008

/s/ Joseph I. Emas
Joseph I. Emas
Director

Exhibit Index

Exhibit Number	Description
5	Opinion of Jackson L. Morris, Attorney at Law

23.1	Consent of Jackson L. Morris, Attorney at Law, included in Exhibit 5

23.2	Consent of Jewett, Schwartz, Wolfe & Associates